Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 18th day of July, 2005, by and between OSI SYSTEMS, INC. (“Company”), a California corporation, and DEEPAK CHOPRA (“Employee”), with reference to the following facts:

A. Employee has been serving Company as President and Chief Executive Officer in a satisfactory and capable manner pursuant to that certain Employment Agreement, dated April 1, 2002, by and between Employee and Company (the “2002 Agreement”).

B. Company has requested that Employee enter into an amended and restated employment agreement with Company with respect to matters relating to continued employment with Company, and Employee has agreed to do so, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions and the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

1. SCOPE OF EMPLOYMENT.

1.1 Capacity. Company hereby continues to employ Employee, and Employee hereby accepts continued employment, as President and Chief Executive Officer of Company. Employee shall report to the Board of Directors of Company and perform the services and duties customarily incident to such office.

1.2 Devotion of Services. Employee shall devote his entire productive time, ability and attention exclusively to the business of Company during the term of this Agreement, except for passive investments, charitable and non-profit enterprises and any other business investments which do not interfere with his duties hereunder and which are not competitive with Company’s activities (including, without limitation, as the owner of less than 2% of the issued and outstanding capital stock of a publicly traded corporation). Employee shall perform and discharge well and faithfully those duties assigned him by Company. Employee shall perform his services under this Agreement in Los Angeles County, California, or such other location as is acceptable to Employee.

2. TERM. The term of this Agreement shall commence as of the date of this Agreement and, unless sooner terminated pursuant to Section 6 of this Agreement, shall end upon the later of: (i) the fifth anniversary of the date hereof; or (ii) upon the close of business three (3) years following the date that either party notifies the other in writing that the notifying party elects to end the term of Employee’s employment.

3. COMPENSATION.

3.1 Salary and Bonus. In consideration of the services to be rendered by Employee hereunder, including without limitation, any services rendered as an officer or director of Company or any subsidiary thereof, Company shall pay to Employee the following during the term of this Agreement:

(a) A salary in the amount of $950,000.00 per annum, which salary shall be reviewed no less frequent than annually by Company’s Board of Directors. The Board of Directors may increase Employee’s salary but, in no event, may Employee’s salary be reduced during the term of this Agreement.

(b) Company presently intends to continue its policy of establishing a fiscal year end bonus pool for members of management of Company and/or its subsidiaries, which may be up to ten percent (10%) of Company’s net income before taxes as calculated in conformity with the Company’s past practices. Employee shall be entitled to receive at least one-third (1/3) of the amount of the bonus pool.

(c) All payments to Employee shall be subject to the applicable withholding requirements of all appropriate governmental authorities.

(d) If Company’s Board of Directors and/or any committee thereof grants options to senior members of management of Company and/or its subsidiaries, the Board of Directors and/or such committee shall consider in good faith granting a reasonable amount of options to Employee.

3.2 Other Benefits. During the term of this Agreement, Employee shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to Company’s senior members of management or to its employees generally, as such plans or programs may be in effect from time to time, including without limitation, pension, profit sharing, savings and other retirement plans or programs, accidental death and dismemberment protection, flex plans, and any other pension or retirement plans or programs and any other employee welfare benefit plans for programs that may be sponsored by Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Furthermore, Employee shall be entitled to receive comparable automobile, life insurance policies and all other benefits which he is presently receiving.

3.3 Expenses. Company will advance to or reimburse Employee for all reasonable travel and entertainment required by Company and other reasonable expenses incurred by Employee in connection with the performance of his services under this Agreement in accordance with Company policy as established from time to time.

3.4 Vacation. Employee shall be entitled to not less than four (4) weeks of vacation during each fiscal year of the Company, during which time Employee’s compensation shall be paid in full. Employee’s vacation allowance shall be applied and extended under the same terms and conditions as are generally applicable to other senior members of Company’s management.

4. INVENTIONS.

4.1 Right to Inventions. Employee agrees that any discoveries, inventions or improvements of whatever nature (collectively “Inventions”) made or conceived by Employee, solely or jointly with others, during the term of his employment with Company, that are made with Company’s equipment, supplies, facilities, trade secrets or time; or that relate, at the time of conception of or reduction to practice, to the business of Company or its subsidiaries or Company’s actual or demonstrably anticipated research or development; or that result from any work performed by Employee for Company, shall belong to Company. Employee also agrees that Company shall have the right to keep any such Inventions as trade secrets, if Company so chooses. In order to permit Company to claim rights to which it may be entitled, Employee agrees to disclose to Company in confidence all Inventions that Employee makes during the course of his employment and all patent applications filed by Employee within three (3) years after termination of his employment. Employee shall (a) assist Company in obtaining patents on all Inventions deemed patentable by Company in the United States and in all foreign countries and (b) execute all documents and do all things necessary to obtain letters patent to vest Company with full and extensive titles thereto and to protect the same against infringement by others. For the purposes of this Agreement, an Invention is deemed to have been made during the period of Employee’s employment if the Invention was conceived or first actually reduced to practice during that period, and Employee agrees that any patent application filed within three (3) years after termination of his employment with the Company shall be presumed to relate to an Invention made during the term of Employee’s employment unless Employee can provide evidence to the contrary.

4.2 Assignment of Inventions and Patents. In furtherance of, and not in contravention, limitation and/or in place of, the provisions of Section 4.1 above, Company hereby notifies Employee of California Labor Code Section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Employee acknowledges that he has been notified by the Company of this law, and understands that this Agreement does not apply to Inventions which are otherwise fully protected under the provisions of said Labor Code Section 2870. Therefore, Employee agrees to promptly disclose in writing to the Company all Inventions, whether Employee personally considers them patentable or not, which Employee alone, or with others, conceives or makes during his employment with Company or as is otherwise required and set forth under Section 4.1 above. Company shall hold said information in strict confidence to determine the applicability of California Labor Code Section 2870 to said Invention and, to the extent said Section 2870 does not apply, Employee hereby assigns and agrees to assign all his right, title and interest in and to those Inventions which relate to business of the Company and Employee agrees not to disclose any of these Inventions to others without the prior written express consent of Company. Employee agrees to notify Company in writing prior to making any disclosure or performing any work during the term of his employment with Company which may conflict with any proprietary rights or technical know-how claimed by Employee as his property. In the event Employee fails to give Company notice of such conflict, Employee agrees that Employee shall have no further right or claim with respect to any such conflicting proprietary rights or technical know-how.

5. CONFIDENTIALITY.

5.1 Restrictions on Use of Trade Secrets and Records. During the term of his employment, Employee will have access to and become acquainted with various trade secrets of Company, consisting of formulas, patterns, devices, secret Inventions, processes, compilations of information, records and specifications (collectively “Trade Secrets”), all of which are owned by Company and used in the operation of Company’s business. Additionally, Employee will have access to and may become acquainted with various files, records, customer lists, documents, drawings, specifications, equipment and similar items relating to the business of Company (collectively “Confidential Information”). All such Trade Secrets and Confidential Information, whether they are designed, conceived or prepared by Employee or come into Employee’s possession or knowledge in any other way, are and shall remain the exclusive property of Company and shall not be removed from the premises of Company under any circumstances whatsoever without the prior written consent of Company. Employee promises and agrees that he will not use for himself or for others, or divulge or disclose to any other person or entity, directly or indirectly, either during the term of his employment by Company or at any time thereafter, for his own benefit or for the benefit of any other person or entity or for any reason whatsoever, any of the Trade Secrets or Confidential Information described herein, which he may conceive, develop, obtain or learn about during or as a result of his employment by Company unless specifically authorized to do so in writing by Company.

5.2 Non-Interference. Employee recognizes that Company has invested substantial effort in assembling its present employees and in developing its customer base. As a result, and particularly because of Company’s many types of confidential business information, Employee understands that any solicitation of a customer or employee of Company, in an effort to get them to change business affiliations, would presumably involve a misuse of Company’s confidences, Trade Secrets and Confidential Information. Employee therefore agrees that, for a period of one (1) year from the later of the date of termination of Employee’s employment with Company for any reason whatsoever or the receipt by Employee of any compensation paid to Employee by Company, Employee will not influence, or attempt to influence, existing employees or customers of Company in an attempt to divert, either directly or indirectly, their services or business from Company.

6. TERMINATION OF AGREEMENT.

6.1 Termination for Cause. Company may terminate Employee’s employment at any time for Cause by delivering written notice to Employee, and such termination shall be effective upon the date such notice is deemed received by Employee pursuant to this Agreement. In the event that Employee ceases to be employed by Company as a result of Company’s termination of his employment for Cause, then Employee shall only be entitled to the compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits provided for in Paragraph 3 through the date of such termination. As used herein, “Cause” shall mean the following events: (a) Employee is convicted, or pleads guilty or nolo contendre to, a felony or a crime involving moral turpitude; (b) Employee engages in gross negligence or gross or willful misconduct in connection with the performance of his responsibilities under this Agreement; (c) After written notice to Employee, Employee repeatedly fails to comply materially with any material Company policy; or (d) Employee materially breaches any material term or provision of this Agreement and fails to cure such breach within thirty (30) days after he receives written notice thereof from Company.

6.2 Resignation With Good Reason; Termination Without Cause. Employee may resign from his employment with Company with Good Reason (as defined below) by delivering written notice to Company, and such resignation shall be effective upon the date such notice is deemed received by Company pursuant to this Agreement. In the event that Employee resigns from his employment with Company with Good Reason, or Company terminates Employee’s employment without Cause, then: (i) Employee shall be entitled to all of the compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits provided for in Paragraph 3 through the date of Employee’s resignation with Good Reason or termination without Cause; (ii) Employee shall continue to be entitled to receive all of the compensation, unpaid expenses, unpaid vacation days, bonuses and other benefits provided for in Paragraph 3 for a period of three (3) years from the date of such resignation with Good Reason or termination without Cause without any deduction or offset for any compensation earned or received by Employee from any other sources and without any further obligation by Employee to render services to the Company; provided, however, that if Employee’s resignation with Good Reason or termination without Cause is contingent upon a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, a “280G Event”)), such payments shall be subject to mitigation as provided in Treasury Regulations (as defined below) Section 1.280G-1 Q&A 42(c)(5); and (iii) at Employee’s election upon written notice to the Company within ten (10) days after his resignation with Good Reason or termination without Cause, all of Employee’s unvested stock options in the Company shall fully vest upon the date of such resignation with Good Reason or termination without Cause; provided, however, that if there is a 280G Event, the value of such acceleration (as determined under Code Section 280G and the regulations thereunder) shall be taken into account to the minimum extent necessary so as not to violate Treasury Regulations Section 1.280G-1 Q&A 42(c). As used herein, “Good Reason” shall mean the following events:

(a) Withdrawal by the Company from Employee of any substantial part of his duties then being performed, or responsibility or authority then being carried by him, or a material change in Employee’s reporting lines;

(b) Assignment by the Company to Employee of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried out by Employee;

(c) Material reduction in the level of Employee’s responsibility, authority, autonomy, title, compensation, executive perquisites, or other employee benefits;

(d) Failure to keep Employee in office as President and Chief Executive Officer of Company;

(e) Company materially breaches any material term or provision of this Agreement and fails to cure such breach within thirty (30) days after it receives written notice thereof from Employee;

(f) Fraud on the part of the Company; or

(g) Discontinuance of the active operation of business of the Company.

Notwithstanding anything to the contrary contained herein, in the event that Employee resigns from the Company with Good Reason or Company terminates Employee’s employment without Cause at any time upon or after the occurrence of a Change in Control (as defined below), then Employee, at his option, may elect to receive the Alternative Payment (as defined below) in lieu of the compensation and benefits otherwise payable under this Section 6.2. In order to elect the Alternative Payment, Employee must give written notice to Company of such election: (i) concurrently with his resignation with Good Reason; or (ii) within ten (10) days after he is terminated by Company without Cause (each, a “Alternative Payment Notice”). Company shall pay the Alternative Payment to Employee within five (5) days after its receipt of the Alternative Payment Notice. Further, in connection with the Alternative Payment, Employee, in his sole discretion, has the right to have all or any portion of his unvested stock options in the Company accelerate as of the date of his resignation with Good Reason or termination without Cause. If Employee desires to accelerate all or any portion of such stock options, he shall notify the Company of such acceleration in the Alternative Payment Notice by identifying the type and amount of stock options to be accelerated. For purposes of this Agreement, “Alternative Payment” means a lump sum payment made by Company to Employee in immediately available funds in an amount equal to the product of 2.99 multiplied by Employee’s “base amount” (as defined in Code Section 280G(b)(3)); provided, however, that in the case of a 280G Event, the amount of the Alternative Payment shall be reduced by the value of such acceleration (as determined under Code Section 280G and the regulations thereunder) of any stock options accelerated hereunder.

For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets the account for over fifty percent (50%) of the operating revenue of the Company; (ii) a merger or consolidation of the Company and the Company is not the surviving entity; (iii) a reorganization or liquidation of the Company; and (iv) a merger, consolidation, tender offer or any other transaction involving the Company if the equity holders of the Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction. For purposes of this Agreement, “Treasury Regulations” means the regulations promulgated by the United States Treasury Department pertaining to income tax.

6.3 Death or Disability. Employee’s employment with the Company shall cease upon the date of Employee’s death. In the event Employee becomes physically or mentally disabled so as to become unable for more than one hundred eighty (180) days in the aggregate in any twelve (12) month period to perform his duties on a full-time basis with reasonable accommodations, Company may, at its sole discretion, terminate Employee’s employment with the Company. Upon the date of Employee’s death (if during the term of this Agreement) or upon the Company’s termination of Employee’s employment due to a disability as provided above, then: (i) Employee shall be entitled to all of the compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits provided for in Paragraph 3 through the date of Employee’s death or termination for disability; and (ii) all of Employee’s unvested stock options in the Company shall fully vest on such date.

7. EMPLOYEE’S REPRESENTATIONS. As an inducement for Company to execute this Agreement, Employee represents and warrants to Company that the negotiation, execution and delivery of this Agreement by Employee together with the performance of his obligations hereunder does not breach or give rise to a breach under any employment, confidentiality, non-disclosure, non-competition or any other agreement, written or oral, to which Employee is a party.

8. EQUITABLE REMEDIES.

8.1 Injunctive Relief. Employee acknowledges and agrees that the covenants set forth in Paragraphs 4 and 5 herein are reasonable and necessary for protection of Company’s business interests, that irreparable injury will result to Company if Employee breaches any of the terms of said covenants and that, in the event of Employee’s actual or threatened breach of said covenants, Company will have no adequate remedy at law. Employee accordingly agrees that in the event of actual or threatened breach of any of such covenants, Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovering of any damages which it is able to prove. Each of the covenants in Paragraphs 4 and 5 shall be construed as independent of any other covenants or provisions of this Agreement. In the event of any judicial determination that any of the covenants set forth in Paragraphs 4 and 5 herein or any other provisions of the Agreement are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

8.2 Specific Enforcement. Employee agrees and acknowledges that he is obligated under this Agreement to render services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, so that the loss thereof could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, Company shall have the right, during the term of this Agreement, to obtain specific performance hereof by Employee and to obtain injunctive relief against the performance of service elsewhere by Employee during the term of this Agreement.

9. GENERAL.

9.1 Entire Agreement. This Agreement contains the entire under-standing between the parties hereto with respect to the subject matter herein and supersedes all other oral and written agreements or understandings between them concerning the subject matter herein, including without limitation, the 2002 Agreement.

9.2 Amendment. This Agreement may not be modified, amended, altered or supplemented except by written agreement between Employee and Company.

9.3 Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature.

9.4 Jurisdiction. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over him or it may be effected by service of process by registered or certified mail addressed as provided in Section 9.9 herein, and that when so made shall be as if served upon him or it personally within the State of California.

9.5 Expenses. In the event an action at law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which that party may be entitled.

9.6 Interpretation. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof. No provision of this document is to be interpreted for or against any party because that party or party’s legal representative drafted it.

9.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets or similar reorganization. In no event may Employee assign any rights or duties under this Agreement.

9.8 Controlling Law; Severability. The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of California. Should any provision of this Agreement be invalid either due to the duration thereof or the scope of the prohibited activity, such provision shall be limited by the court to the extent necessary to make it enforceable and, if invalid for any other reason, such invalidity or unenforceability shall not affect or limit the validity and enforceability of the other provisions hereof.

9.9 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally received by the party to whom it is sent or delivered, or if sent by registered or certified mail, postage prepaid, to Employee’s residence in the case of notice to Employee, or to its principal office if to Company. A notice is deemed received or delivered on the earlier of the day received or three (3) days after being sent by registered or certified mail in the manner described in this Section.

9.10 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.11 Survival. Notwithstanding anything to the contrary contained herein, the rights and obligations of each party under Paragraphs 4, 5, 6, and 8 herein shall survive the expiration or termination of this Agreement and the termination of the Employee’s employment with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OSI SYSTEMS, INC.

By:	/s/ Ajay Mehra
Ajay Mehra, Vice President

/s/ Deepak Chopra
DEEPAK CHOPRA

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